Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-290952) and Form S-8 (No. 333-284642) of our report dated March 31, 2026 relating to the consolidated financial statements of TOYO Co., Ltd appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Marcum Asia CPAs LLP

New York, NY

March 31, 2026